BUILDERS FIRSTSOURCE, INC.
AMENDED AND RESTATED INDEPENDENT DIRECTOR COMPENSATION POLICY
               On July 27, 2006, and effective as of August 1, 2006, the Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Company”) adopted the following amended and restated compensation policy for the Company’s independent directors. This compensation policy has been developed to compensate the independent directors of the Company for their time, commitment and contributions to the Board. Notwithstanding the foregoing, no director affiliated with Building Products, LLC, shall be eligible for compensation under this policy.
CASH COMPENSATION
Retainers for Serving on the Board
Effective August 1, 2006, independent directors shall be paid an annual retainer of $50,000, payable quarterly, for each year of his or her service on the Board (each a “Service Year”). Henceforward, Service Years will commence on August 1st and end on July 31st of each calendar year.
Retainers for Serving as Chairpersons
Effective August 1, 2006, independent directors shall be paid an annual retainer of $5,000, payable quarterly, for each Service Year in which he or she serves as the chairperson of a committee of the Board.
No Additional Retainers; No Per-Meeting Fees
There shall be no additional retainers for independent directors who serve on, but do not chair a committee of the Board, nor shall any independent director be paid any additional retainer for attendance at meetings of the Board or its committees.
EQUITY-BASED COMPENSATION
Independent directors shall receive equity-based compensation awards each year with a value at the time of issuance of approximately $50,000 per year for each year of service as a director. Such awards shall be made in the form of restricted shares of the Company’s common stock to be granted by the Board pursuant to a form of restricted stock award agreement under the Company’s 2005 Equity Incentive Plan (or any successor plan), as amended from time to time.
For Current Independent Directors
For each of the current independent directors eligible for compensation under this policy (for whom an initial grant of restricted shares of the Company’s common stock with a value at the time of issuance of approximately $60,000, with restrictions lapsing over three years, has already been made), a grant will be made on August 1st of each remaining Service Year of his initial three Service Years of restricted shares of the Company’s common stock with a value at the time of issuance of approximately $30,000. The restrictions on such shares shall lapse on August 1st of the following year, with any unvested shares being forfeited to the Company if such Board member’s service is terminated. Adjustments may be made to a director’s actual years of service to reflect the conversion to the standardized Service Year to conform to the intent of this policy. Thereafter, each August 1st such directors will be granted restricted shares of the Company’s common stock with a value at the time of issuance of approximately $50,000. The restrictions on such shares shall lapse on August 1st of the following year, with any unvested shares being forfeited to the Company if such Board member’s service is terminated.
Initial Grants for New Independent Directors
Following the initial appointment or election of each new independent director to the Board, a grant will be made (as of the date of commencement of Board service) for that initial partial Service Year of restricted shares of the Company’s common stock with a value at the time of issuance of approximately $50,000, prorated for that portion of the Service Year in which such director will serve on the Board. The restrictions on such shares shall lapse on the first anniversary of the grant date, with any unvested shares being forfeited to the Company if such Board member’s service is terminated.
Thereafter, each August 1st such directors will be granted restricted shares of the Company’s common stock with a value at the time of issuance of approximately $50,000. The restrictions on such shares shall lapse on August 1st of the following year, with any unvested shares being forfeited to the Company if such Board member’s service is terminated.
TRAVEL EXPENSE REIMBURSEMENT
Each of the independent directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.
AMENDMENTS, REVISION AND TERMINATION
This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time.